UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 27, 2013

WVS Financial Corp.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-22444	25-1710500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9001 Perry Highway, Pittsburgh, Pennsylvania	15237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 364-1913

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) - (d) Not applicable.

(e) On August 27, 2013, the Board of Directors of West View Savings Bank (the “Bank”), a wholly owned subsidiary of WVS Financial Corp. (the “Corporation”), approved a Supplemental Executive Retirement Plan (the “SERP”) and a Split Dollar Life Insurance Agreement (the “Split Dollar Agreement”) for David Bursic, the President and Chief Executive Officer of the Corporation and the Bank. Both the SERP and the Split Dollar Agreement are effective as of September 1, 2013.

The SERP provides for supplemental retirement benefits following Mr. Bursic’s separation from service on or after his normal retirement age of 65. The SERP benefits are designed to replace 30% of Mr. Bursic’s salary for a period of 15 years, with the amount payable in monthly installments over five years. If Mr. Bursic retires at age 65, his annual SERP benefit for the five-year payout period will be $350,821, with interest credited on the unpaid balance. If Mr. Bursic retires after age 65, then for each full month between his normal retirement age and his actual separation from service (up to a maximum of 60 months), the Bank will increase his SERP benefit by .2466%, which equates to 2.96% per year. Mr. Bursic will vest in his SERP benefits over the next 13 years, and he will be entitled to receive his vested SERP benefits if either his employment is terminated for reasons other than cause or he becomes disabled, with the vested benefit paid over five years. If Mr. Bursic’s employment is terminated within 24 months following a change in control of the Corporation or the Bank on or before June 30, 2018, he will be credited with three additional years of service for purposes of determining his change in control SERP benefit. After June 30, 2018, his annual change in control SERP benefit will be as set forth in Schedule A to his SERP. If Mr. Bursic dies prior to a separation from service from the Bank, his vested SERP benefit will be paid in a lump sum to his beneficiary. If Mr. Bursic dies while receiving SERP benefits, his beneficiary will receive a lump sum payment equal to the present value of his remaining payments. If the Bank terminates Mr. Bursic’s employment for cause, then Mr. Bursic shall not be entitled to receive any SERP benefits. In addition, for a period of five years following his separation from service (which period is reduced to two years in the event of a change in control), Mr. Bursic will be prohibited from, among other things, (i) becoming employed by or connected with any competing institution if his responsibilities will include providing banking or other financial services within 25 miles of any office of the Bank, (ii) participating in any way in the hiring of any individual who was employed by the Bank as of the date of Mr. Bursic’s separation from service, (iii) assisting or advising any third party in any action against the Bank, (iv) providing banking or other financial services to any person or entity to whom the Bank provided such services during the three years immediately prior to Mr. Bursic’s separation from service, or (v) divulging confidential information. If Mr. Bursic violates any of the foregoing restrictions, he will forfeit any SERP benefits which have not yet been paid.

Under the Split Dollar Agreement, the Bank will own life insurance proceeds on Mr. Bursic’s life and will provide a portion of the death proceeds to Mr. Bursic’s beneficiary following his death. If Mr. Bursic dies while still employed by the Bank, the Bank will pay his beneficiary the lesser of (i) $1,754,107 plus one times Mr. Bursic’s base salary, less any amount paid under the Bank’s Group Term Plan or (ii) the total death proceeds minus the greater of the policy’s cash surrender value or the aggregate insurance premiums paid by the Bank (the “Net Death Proceeds”). If Mr. Bursic has a separation from service after age 65 or after a change in control of the Corporation or the Bank and then dies, the Bank will pay his beneficiary the lesser of (i) $1,754,107 or (ii) the Net Death Proceeds. If Mr. Bursic separates from service after June 30, 2014 but before age 65 and before a change in control, then the Bank will pay his beneficiary the lesser of (i) 1/13th of $1,754,107 for each year of service after the date of the Split Dollar Agreement or (ii) the Net Death Proceeds.

Also on August 27, 2013, the Board of Directors of the Bank approved Split Dollar Life Insurance Agreements with Keith Simpson, Vice President, Treasurer and Chief Accounting Officer of the Bank, and Michael Rutan, Senior Vice President, Chief Operating Officer of the Bank. These agreements provide that if the officer dies while still employed by the Bank, his beneficiary will receive the lesser of (i) $250,000 plus one times the officer’s base salary, or (ii) the Net Death Proceeds under the insurance policy covering such officer. If the officer has a separation from service and then dies, his beneficiary does not receive any death benefit.

For additional information, reference is made to the SERP, the Split Dollar Agreement with Mr. Bursic and the form of Split Dollar Agreement with each of Messrs. Simpson and Rutan which are included herein as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

(f)	Not applicable.

Item 9.01	Financial Statements and Exhibits

(a) - (c) Not applicable.

(d) Exhibits

The following exhibits are included herewith.

Number	Description

10.1	Supplemental Executive Retirement Plan effective September 1, 2013 by and between West View Savings Bank and David Bursic

10.2	Split Dollar Life Insurance Agreement effective September 1, 2013 by and between West View Savings Bank and David Bursic

10.3	Form of Split Dollar Life Insurance Agreement effective September 1, 2013 by and between West View Savings Bank and each of Keith Simpson and Michael Rutan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WVS FINANCIAL CORP.

By:	/s/ David J. Bursic
David J. Bursic
President and Chief Executive Officer

Date: August 30, 2013

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